EXHIBIT 99.1

Chemung Financial Corporation Reports Annual Net Income of $25.0 million, or $5.28 per share, and Fourth Quarter 2023 Net Income of $3.8 million, or $0.80 per share

ELMIRA, N.Y., Jan. 25, 2024 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq: CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income of $25.0 million, or $5.28 per share, for the year ended December 31, 2023, compared to $28.8 million, or $6.13 per share, for the year ended December 31, 2022. Net income was $3.8 million, or $0.80 per share, for the fourth quarter of 2023, compared to $7.6 million, or $1.61 per share, for the third quarter of 2023, and $7.4 million, or $1.58 per share, for the fourth quarter of 2022.

"Our fourth quarter performance was challenged by certain credit related events that we do not believe are indicative of portfolio quality. Overall, our team delivered another strong year of financial results,” said Anders M. Tomson, President and CEO of the Corporation. "Net interest margins continue to stabilize in light of improved loan pricing and moderation of pressures on funding costs. Looking into 2024, we are committed to driving revenue growth while prudently managing our cost base," Tomson further stated.

Dale McKim III, Executive Vice President and CFO of the Corporation added, "We continue to focus on expense management and efficiencies throughout the organization, and have been diligent in pursuing new opportunities. In the fourth quarter, we undertook strategic realignments that will position us for improved long-term performance."

Fourth Quarter Highlights:

  Tangible common equity to tangible assets improved 94 basis points, from 5.51% to 6.45%.1 2
  Commercial loan growth was 11.1% for the fiscal year. 1
  Chemung Canal Trust Company celebrated its 190th anniversary in 2023.

  Share value appreciated by $3.93 to $49.80 at December 31, 2023, an increase of 8.6% from December 31, 2022.

  Dividends declared during the fourth quarter 2023 were $0.31 per share.

1 Balance sheet comparisons are calculated as of December 31, 2023 versus December 31, 2022.

2 See the GAAP to Non-GAAP reconciliations. The total equity to total assets ratio was 7.20% as of December 31, 2023 compared to 6.29% as of December 31, 2022.

2023 vs 2022

Net Interest Income:

Net interest income for the year ended December 31, 2023 totaled $74.5 million compared to $74.2 million for the prior year, an increase of $0.3 million, or 0.4%. This increase was primarily driven by increases of $29.2 million in interest income on loans, including fees, and $2.2 million in interest and dividend income on taxable securities, offset by increases of $29.3 million in interest expense on deposits, and $2.1 million in interest expense on borrowed funds. The Corporation has experienced a total deposit beta of 33% during the most recent interest rate cycle, anchored to the period ended December 31, 2021.1

An increase of 99 basis points in the average yield on loans and a $252.4 million increase in average loan balances were primary drivers of the increase in interest income on loans, including fees. The increases were primarily concentrated in the commercial loan portfolio, as well as the indirect auto segment of the consumer loan portfolio. The increase in interest and dividend income on taxable securities was due primarily to a 48 basis points increase in the average yield on taxable securities, due to an increase in interest rates on existing variable rate securities, despite a decrease of $63.6 million in average balances of taxable securities, primarily due to paydowns on mortgage-backed and SBA pooled-loan securities.

The increase in interest expense on deposits was due primarily to a 167 basis points increase in average rates paid on interest-bearing deposits, which included brokered deposits, and deposit campaigns, primarily relating to time deposits. The increase in interest expense on borrowed funds was due primarily to an increase in interest rates of 266 basis points on overnight FHLBNY borrowings, and a $29.1 million increase in average balances on borrowed funds, when compared to the prior year.

Fully taxable equivalent net interest margin was 2.85% for the year ended December 31, 2023, compared to 3.05% for the prior year. Average interest-earning assets increased $177.0 million in 2023, compared to the prior year. The average yield on interest-earning assets increased 98 basis points while the average cost of interest-bearing liabilities increased 173 basis points in 2023, when compared to the prior year, both due to the rising interest rate environment over the past two years.

Provision for Credit Losses:

Provision for credit losses for the year ended December 31, 2023 was $3.3 million compared to a credit of $0.6 million for the prior year, an increase of $3.9 million. The increase was primarily due to a $0.9 million specific allocation on a commercial real estate relationship during 2023, and the impact on the allowance for credit losses methodology of the adoption of CECL as of January 1, 2023.

Increased loan volume, and changes to model inputs, including a decline in the prepayment rates of many of the model's loan pools, drove the increase. Declining prepayments impact the application of discounted cash flows by increasing the principal subject to discounting in later periods. Additionally, management increased the qualitative adjustment rate applied to the consumer loan portfolio, considering changes in economic conditions that may not be reflected in the FOMC's forecasted data points, but may adversely impact consumers' financial strength. These increases were offset by relatively favorable changes in the FOMC's forecasted data points. Between December 2022 & December 2023, the FOMC's unemployment projection for year-end 2024 decreased from 4.6% to 4.1%, while the FOMC's projection for year-end U.S. GDP annual growth rate decreased from 1.6% to 1.4%. However, the year-end 2023 projected GDP growth rate, which impacted the model throughout the year, improved from 0.5% to 2.6% during this period.

Non-Interest Income:

Non-interest income for the year ended December 31, 2023 was $24.5 million compared to $21.4 million for the prior year, an increase of $3.1 million, or 14.5%. The increase was due primarily to increases of $2.4 million in other non- interest income, $0.5 million in the change in fair value of equity investments, and $0.2 million in wealth management group fee income.

The increase in other non-interest income was primarily due to the $2.4 million recognition of an employee retention tax credit (ERTC) in the third quarter of 2023. The increase in the change in fair value of equity investments was primarily due to an improvement in the market value of assets held for the Corporation's deferred compensation plan. The increase in wealth management group fee income was primarily attributed to an increase in the market value of total assets under management or administration, due to improved conditions in equity markets in 2023, compared to conditions in 2022.

Non-Interest Expense:
Non-interest expense for the year ended December 31, 2023 was $64.2 million compared to $59.3 million in the prior year, an increase of $4.9 million, or 8.4%. This increase was primarily driven by increases in salaries and wages of $1.8 million, other components of periodic pension and postretirement benefits of $1.0 million, data processing of $0.9 million, FDIC insurance of $0.8 million, and other non-interest expense of $0.8 million, offset by a decrease of $0.3 million in pension and other employee benefits.

The increase in salaries and wages was primarily attributable to an increase in the market value of the Corporation's deferred compensation plan and base salary increases, while the increase in other components of net periodic pension and postretirement benefits was attributable to actuarial revisions to the Corporation's pension plans. The increase in data processing was primarily attributable to ongoing enhancements to cybersecurity capabilities, the outsourcing of debit card dispute processing to a third-party vendor, and an increase in wealth management software expenses. FDIC insurance expense increased due to an increase in the assessment rate effective January 1, 2023, while the increase in other non-interest expense was primarily attributable to the recapture of $0.2 million in accrued telecommunication expenses during the prior year, as well as an increase in non-loan charge-offs during the current year. Pension and other employee benefits decreased primarily due to a decrease in employee healthcare expenses.

Income Tax Expense:

Income tax expense for the year ended December 31, 2023 was $6.5 million compared with $8.1 million for the prior year, a decrease of $1.6 million, or 19.8%. The effective tax rate for the year ended December 31, 2023 decreased to 20.6% compared to 22.0% for the prior year. The decrease in income tax expense was primarily due to a decrease in pretax income.

1 Anchored period represents the quarter ended December 31, 2021, and the total deposit beta is calculated using the change in the Federal Funds Effective Rate between December 31, 2021 and December 31, 2023.

4th Quarter 2023 vs 3rd Quarter 2023

Net Interest Income:

Net interest income for the fourth quarter of 2023 totaled $17.9 million compared to $18.0 million for the prior quarter, a decrease of $0.1 million, or 0.6%, driven primarily by increases of $0.6 million in interest expense on deposits and $0.5 million in interest expense on borrowed funds, offset by an increase of $1.1 million in interest income on loans, including fees.

An increase of 15 basis points in the average rate paid on interest-bearing deposits, including brokered deposits, was primarily responsible for the increase in interest expense on deposits. This was a deceleration of 28 basis points when compared to the 43 basis points increase between the second and third quarters of 2023, and was the smallest increase since the 1 basis point increase between the first and second quarters of 2022, effectively the beginning of the current rising interest rate cycle. Competitive pressures on pricing and expectations among existing clients continued to meaningfully impact total deposit costs during the current period. The cost of customer time deposits increased 50 basis points during the current quarter, compared to the prior quarter, and comprised 19.3% of total deposits as of December 31, 2023, compared to 16.8% at the end of the prior quarter. The increase in customer time deposit balances was primarily due to the continuation of CD campaigns, as well as an increase in public fund time deposits.

The increase in interest expense on borrowed funds was due primarily to a $35.5 million increase in the average balance of FHLBNY borrowings, and a 10 basis points increase in the average rate paid on FHLBNY borrowings. The Corporation increased its use of overnight borrowings during the quarter, reducing its reliance on brokered deposits for operational flexibility, while taking advantage of higher municipal deposits at the beginning of the quarter.

An increase in interest income on loans, including fees, was due primarily to a $50.1 million increase in average commercial loan balances, when compared to the prior quarter, and a 10 basis points increase in the average yield on total loans, again reflecting increases concentrated in the commercial portfolio, due to improved pricing on originations, when compared to the prior quarter. Residential mortgage average balances decreased $3.2 million in the current quarter, and consumer loans were flat, when compared to the prior quarter.

Fully taxable equivalent net interest margin was 2.69% in the current quarter compared to 2.73% in the prior quarter. Net interest margin compression slowed in the current period, declining only 4 basis points, when compared to the 14 basis points of compression experienced between the second and third quarters of 2023. Balances of average interest- earning assets increased $27.6 million in the current quarter, when compared to the prior quarter, and the average yield on interest-earning assets increased 10 basis points to 4.50%, when compared to the prior quarter. For the current quarter, the average cost of interest-bearing liabilities increased 21 basis points to 2.68%, compared to the prior quarter. The 21 basis points increase experienced in the current quarter ended a period of five consecutive quarter-over-quarter increases of at least 25 basis points, extending to the beginning of the current rising interest rate cycle beginning at end of the first quarter of 2022.

Provision for Credit Losses:

Provision for credit losses increased $1.9 million during the current quarter, when compared to the prior quarter. The increase in provision for credit losses was attributable to a $0.9 million specific allocation on a commercial real estate relationship, and changes in variables used in the Corporation's allowance for credit losses model. Changes included a decrease in prepayment rates, as well as smaller changes in the application of FOMC forecasted data points. The 2023 year-end forecasted unemployment rate of 3.8% was 0.3% lower than the 4.1% 2024 year-end figure, benefiting the model in the prior quarter.

Non-Interest Income:

Non-interest income for the fourth quarter of 2023 was $5.9 million, compared to $7.8 million for the third quarter of 2023, a decrease of $1.9 million or 24.4%. This was driven primarily by a decrease of $2.4 million in other non-interest income, due to the recognition of the employee retention tax credit (ERTC) which the Corporation recognized during the prior quarter. Excluding the impact of the ERTC, non-interest income increased $0.4 million, primarily attributable to increases of $0.3 million in the change in fair value of equity investments and $0.2 million in wealth management group fee income. The increase in the change in fair value of equity investments was attributable to an increase in the market value of assets held for the Corporation's deferred compensation plan. The increase in wealth management group fee income was primarily attributable to fee income recognized on final distributions of multiple larger trust arrangements.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2023 was $16.8 million, compared to $15.7 million for the prior quarter, an increase of $1.1 million, or 7.3%. The increase was driven primarily by increases of $0.7 million in other non-interest expense and $0.3 million in salaries and wages.

The increase in other non-interest expense was primarily attributable to an increase in charitable donations, while the increase in salaries and wages was primarily attributable to an increase in the market value of the Corporation's deferred compensation plan and severance charges related to the realignment of certain back office functions.

Income Tax Expense:

Income tax expense for the fourth quarter of 2023 was $0.8 million compared to $2.1 million for the prior quarter, a decrease of $1.2 million. The effective tax rate for the current quarter decreased to 18.1% from 21.2% in the prior quarter. The decrease in income tax expense was primarily attributable to a decrease in pretax income.

4th Quarter 2023 vs 4th Quarter 2022

Net Interest Income:

Net interest income for the fourth quarter of 2023 totaled $17.9 million compared to $20.9 million for the same period in the prior year, a decrease of $3.0 million, or 14.2%, driven primarily by increases of $8.0 million in interest expense on deposits and $0.5 million in interest expense paid on borrowed funds, offset by an increase of $5.6 million in interest income on loans, including fees, when compared to the same period in the prior year. Interest income on taxable securities was flat between the fourth quarters of 2022 and 2023.

The increase in interest expense on deposits was due primarily to a 177 basis points increase in the average rate paid on interest-bearing deposits, which included brokered deposits, and an increase of $92.2 million in the average balance of customer interest-bearing deposits. The average balance of brokered deposits increased $41.8 million between the fourth quarters of 2022 and 2023. This increase was the result of a shift in the deposit mix towards higher cost accounts, when compared to the same period in the prior year, due to the rising interest rate environment, and pricing expectations amongst customers. The increase in interest expense on borrowed funds was due primarily to an increase in interest rates, and a $31.2 million increase in the average balance of FHLBNY borrowings in the current quarter, when compared to the same period in the prior year.

Interest income on loans, including fees, increased primarily due to a $168.9 million increase in average loan balances, concentrated primarily in the commercial portfolio, when compared to the same period in the prior year. Pricing of commercial originations between the fourth quarters of 2022 and 2023 had a favorable impact on interest income on loans, and the Corporation anticipates it will continue to benefit from these new loans, even as the current rising interest rate cycle likely ends. The average yield on the commercial loan portfolio increased 76 basis points between these periods.

Average consumer loans, supported by growth in the indirect auto portfolio, increased $29.7 million, while the average yield on consumer loans increased 100 basis points, primarily due to originations of higher rate indirect auto loans, and increases in interest rates on variable rate home equity loans. Average balances of mortgage loans decreased $5.3 million during the fourth quarter of 2023, when compared to the same period in the prior year, primarily due to adverse conditions for prospective borrowers in the residential real estate market, while the yield on mortgage loans increased 21 basis points between these periods.

Interest and dividend income on taxable securities was comparable between the fourth quarters of 2022 and 2023. During this period, the average yield on taxable securities increased 17 basis points, due to an increase in interest rates on variable rate securities. This increase was offset by a decrease of $58.7 million in the average balance of taxable securities, when compared to the same period in the prior year, due to paydowns on securities held in the portfolio between the fourth quarter of 2022 and the fourth quarter of 2023.

Fully taxable equivalent net interest margin was 2.69% for the fourth quarter 2023, compared to 3.26% for the same period in the prior year. The Corporation exhibited a greater level of liability sensitivity in the current year, after reaching an inflection point at the end of 2022. Throughout the prior year, liability repricing lagged asset repricing, leading to a period of net interest margin expansion that ended in the fourth quarter of the prior year.

Average interest-earning assets increased $103.8 million for the three months ended December 31, 2023, compared to the same period in the prior year. The average yield on interest-earning assets increased 68 basis points to 4.50%, while the average cost of interest-bearing liabilities increased 180 basis points to 2.68%, for the three months ended December 31, 2023, when compared to the same period in the prior year, due to the rising interest rate environment, as well as a shift in the overall deposit mix to higher-cost account types, compared to the same period in the prior year.

Provision for Credit Losses:

Provision for credit losses increased $1.2 million for the three months ended December 31, 2023, compared to the same period in the prior year. The increase in the provision was primarily attributable to a $0.9 million specific allocation relating to a commercial real estate relationship, as well as changes in the variables being applied to the allowance for credit losses model, including prepayment rates and changes in economic forecasted data. Provisioning in the fourth quarter of 2022 was attributable to loan growth, as well as qualitative provisioning relating to loan concentrations and anticipated deterioration in national economic conditions.

Non-Interest Income:

Non-interest income for the fourth quarter of 2023 was $5.9 million compared to $5.4 million for the same period in the prior year, an increase of $0.5 million, or 8.4%. The increase was primarily driven by an increase of $0.3 million in wealth management group fee income. The increase in wealth management group fee income was primarily attributable to an increase in assets under management in the fourth quarter of the current year, compared to the same period in the prior year, as well as income recognized attributable to final distributions on multiple larger trust arrangements.

Non-Interest Expense:

Non-interest expense for the fourth quarter of 2023 was $16.8 million compared to $15.7 million for the same period in the prior year, an increase of $1.1 million, or 7.2%. The increase can be mostly attributed to increases of $0.6 million in salaries and wages, $0.4 million in other non-interest expense, $0.3 million in other components of net periodic pension and post retirement benefits, and $0.3 million in data processing, offset by a decrease of $0.4 million in loan expense.

Salaries and wages increased primarily due to base salary and wage increases, an increase in expense related to the Corporation's award program during the current quarter, when compared to the same period in the prior year, and severance charges related to the realignment of certain back office functions, in the fourth quarter of 2023. The increase in other non-interest expense was primarily attributable to increases in non-loan charge offs. Other components of net periodic pension and post retirement benefits increased primarily due to actuarial revisions. Data processing expense increased primarily due to a vendor credit received on wealth management software during the fourth quarter of the prior year. Loan expense decreased primarily due to a decrease in the volume of indirect auto originations, compared to the same period in the prior year.

Income Tax Expense:

Income tax expense for the fourth quarter of 2023 decreased to $0.8 million compared to $2.1 million in the fourth quarter of 2022. The effective tax rate for the current period was 18.1%, compared to 21.8% for the same period in the prior year. The decrease in income tax expense was primarily attributable to a decrease in pretax income in the current period, compared to the same period in the prior year.

Asset Quality

Non-performing loans totaled $10.4 million as of December 31, 2023, or 0.53% of total loans, compared to $8.2 million, or 0.45% of total loans as of December 31, 2022. The increase in non-performing loans was primarily attributable to the addition of one commercial real estate relationship, totaling $3.1 million, comprised of a well-collateralized $2.2 million participation in a construction project and a $0.9 million credit secured by a negative pledge on real property, for which a full reserve allocation was made. This increase was partially offset by the removal of a large commercial and industrial loan from non-performing status, as well as paydown activity on existing non-performing loans. Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $10.7 million, or 0.40% of total assets, as of December 31, 2023, compared to $8.4 million, or 0.32% of total assets, as of December 31, 2022. The increase in non- performing assets can be attributed to the increase in non-performing loans. The Corporation experienced a modest increase in delinquent loans in its consumer lending portfolio, consistent with seasonal trends, although overall delinquencies remain at or below historically normal levels. Management continues to monitor the credit quality of individual relationships closely.

Management performs an ongoing assessment of the adequacy of the allowance for credit losses based on its current expected credit losses (CECL) methodology, which includes loans individually analyzed, as well as loans analyzed on a pooled basis. The Corporation's methodology estimates the lifetime losses in its loan portfolio by utilizing an expected discounted cash flow approach. Based on FOMC forecasted data points, the model is supplemented by qualitative considerations including relevant economic influences, portfolio concentrations, and other external factors. The Corporation adopted the CECL accounting standard on January 1, 2023.

The allowance for credit losses was $22.5 million as of December 31, 2023, and the allowance for loan losses was $19.7 million as of December 31, 2022. The allowance for credit losses on unfunded commitments, a component of other liabilities, was $0.9 million as of December 31, 2023. The increase in the allowance for credit losses was driven by a $1.5 million adjustment recognized upon adoption of ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), the specific allocation of $0.9 million on an aforementioned commercial real estate relationship, provisioning related to loan growth, changes in model variables, and qualitative considerations. The $1.5 million one-time implementation adjustment was comprised of $1.1 million reflecting the establishment of an allowance for credit losses on unfunded commitments, and a $0.4 million increase in the allowance for credit losses, reflecting the change in methodology.

During the fourth quarter of 2023, in addition to the $0.9 million specific allocation made in relation to a commercial real estate relationship, the Corporation allocated additional amounts to its allowance for credit losses in accordance with its CECL methodology. One of the inputs utilized by the model is an assumed prepayment rate, calculated at the pool level, and based on a three-year rolling historical average of the Corporation's own prepayment experience. During 2023, prepayment levels declined across most pools of loans, but was especially prevalent amongst residential mortgages. Prepayment speeds had a meaningful impact on the allowance during the fourth quarter. Prepayment assumptions and modeled present value of cash flows have a direct relationship. As prepayment assumptions decline, the modeled present value of cash flows declines, increasing the assumed allowance requirements. Additionally, loan growth, and to a lesser degree, changes in FOMC economic forecasted data points, increased reserve requirements during the fourth quarter.

The allowance for credit losses was 216.28% of non-performing loans as of December 31, 2023, and the ratio of the allowance for credit losses to loans was 1.14% as of December 31, 2023. The allowance for loan losses to non-performing loans was 240.39% as of December 31, 2022, and the ratio of the allowance for loan losses to total loans was 1.07% as of December 31, 2022.

Balance Sheet Activity

Total assets were $2.711 billion as of December 31, 2023 compared to $2.646 billion as of December 31, 2022, an increase of $65.0 million, or 2.5%. The increase can be mostly attributed to an increase of $143.2 million in loans, net of deferred origination fees and costs. This increase was offset by decreases of $52.9 million in total investment securities, $19.0 million in cash and cash equivalents, $1.3 million in accrued interest receivable and other assets, and an increase of $2.9 million in the allowance for credit losses.

The increase in loans, net of deferred origination fees and costs, was concentrated in the commercial loan portfolio, which increased $138.1 million, or 11.1%. Commercial demand for financing continues to be strong across the Corporation's footprint, led by commercial real estate activity in the Albany, NY metro area. Consumer loans increased $12.8 million, or 4.3%, primarily driven by strong origination activity in the indirect auto segment. These increases were offset by a decrease in the residential mortgage portfolio of $7.7 million, or 2.7%, due to new loans being sold into the secondary market, as well as continued constrained market conditions for residential real estate throughout the year, suppressing demand.

Total investment securities decreased primarily due to a decrease of $48.6 million in securities available for sale. Net paydowns on securities available for sale during the year totaled $59.8 million, primarily attributable to paydowns on mortgage-backed securities and SBA pooled-loan securities, partially offset by an increase in the market value of $11.5 million, due to favorable changes in fixed income market valuations during the year. Securities held to maturity decreased $1.6 million due to the sale of securities held by Chemung Risk Management, relating to its dissolution, and FHLB stock decreased $2.7 million due to lower FHLBNY overnight advance borrowing activity as of the end of the current period, when compared to the prior year-end.

The decrease in cash and cash equivalents was primarily due to an increase in loans, net of deferred origination fees and costs, and a decrease in advances and other debt, offset by an increase in deposits, and cash flow from the available for sale securities portfolio. The decrease in accrued interest receivable and other assets was primarily due to a decrease in interest rate swap assets of $2.6 million, due to a decrease in the market value of swaps, and offset by an increase in accrued interest receivable of $1.2 million, primarily on loans.

Total liabilities were $2.515 billion as of December 31, 2023 compared to $2.479 billion as of December 31, 2022, an increase of $36.1 million, or 1.5%. The increase in total liabilities can primarily be attributed to an increase of $102.2 million in deposits, offset by decreases of $63.9 million in FHLBNY overnight advances and $1.1 million in accrued interest payable and other liabilities

Total deposits increased 4.4% during 2023, primarily due to an increase of $209.9 million in total time deposits, or 52.2%, which includes customer time deposits and brokered deposits. Customer time deposits increased $140.5 million, while brokered deposits increased $69.4 million. Additionally, interest-bearing demand deposits increased $19.5 million. These increases were offset by decreases of $80.2 million in non-interest bearing demand deposits, $29.9 million in savings deposits, and $17.1 million in money market deposits. Non-interest bearing deposits comprised 26.9% and 31.5% of total deposits as of December 31, 2023 and December 31, 2022.

The decrease in FHLBNY overnight advances was due to a decrease in overnight borrowing activity compared to the prior year. The decrease in accrued interest payable and other liabilities was primarily due to a decrease in the interest rate swap liability of $2.6 million due to a decrease in the market value of swaps, offset by an increase in accrued interest payable of $2.1 million, primarily on deposits.

Total shareholders’ equity was $195.2 million as of December 31, 2023, compared to $166.4 million as of December 31, 2022, an increase of $28.9 million, or 17.3%, primarily driven by an increase of $18.1 million in retained earnings and a decrease of $9.2 million in accumulated other comprehensive loss. The increase in retained earnings was due primarily to net income of $25.0 million, offset by $5.8 million in dividends declared and a $1.1 million one-time adjustment due to the implementation of CECL. The improvement in accumulated other comprehensive loss was primarily due to an improvement in the fair value of available for sale securities, when compared to the prior year.

The total equity to total assets ratio was 7.20% as of December 31, 2023, compared to 6.29% as of December 31, 2022. The tangible equity to tangible assets ratio was 6.45% as of December 31, 2023 compared to 5.51% as of December 31, 2022 1. Book value per share increased to $41.07 as of December 31, 2023 from $35.32 as of December 31, 2022. As of December 31, 2023, the Bank’s capital ratios were in excess of those required to be considered well- capitalized under the regulatory framework for prompt corrective action.

1 See the GAAP to Non-GAAP reconciliations

Liquidity

Management believes the Corporation has the necessary liquidity to allow for flexibility in meeting its various business needs. The Corporation uses a variety of resources to manage its liquidity. These include short term investments, cash flow from lending and investing activities, core-deposit growth and non-core funding sources, such as time deposits of $250,000 or greater, brokered deposits, and FHLBNY advances. As of December 31, 2023, the Corporation's cash and cash equivalents balance was $36.8 million. The Corporation also maintains an investment portfolio of securities available for sale, comprised primarily of US Government treasury securities, SBA loan pools, mortgage-backed securities, and municipal bonds. Although this portfolio generates interest income for the Corporation, it also serves as an available source of liquidity and capital if the need should arise. As of December 31, 2023, the Corporation's investment in securities available for sale was $584.0 million, $329.0 million of which was not pledged as collateral. Additionally, as of December 31, 2023, the Bank's overnight advance line capacity at the Federal Home Loan Bank of New York was $224.1 million, of which $55.3 million in US Government treasury securities was considered unpledged. $31.9 million of this total capacity was utilized as of December 31, 2023. Borrowings may be used on a short-term basis for liquidity purposes or on a long-term basis to fund asset growth. Additional funding was available to the Corporation through the Bank Term Funding Program (BTFP) and Discount Window Lending provided by the Federal Reserve, however the Corporation did not utilize these sources during 2023. Subsequent to the periods presented, the Corporation received approval for, and has pledged collateral at the Federal Reserve for the purpose of utilizing the BTFP.

As of December 31, 2023, uninsured deposits totaled $655.7 million, or 27.0% of total deposits, including $153.2 million of municipal deposits that were collateralized by pledged assets. As of December 31, 2022, uninsured deposits totaled $700.9 million, or 30.1% of total deposits, including $152.9 million of municipal deposits that were collateralized by pledged assets. Due to their fluidity, the Corporation closely monitors uninsured deposit levels when considering liquidity management strategies.

The Corporation considers brokered deposits to be an element of its deposit strategy, and anticipates that it will continue utilizing brokered deposits as a secondary source of funding in support of growth. As of December 31, 2023, the Corporation has entered into brokered deposit arrangements with multiple brokers. As of December 31, 2023, brokered deposits carried terms between 3 and 48 months, with staggered maturities, totaling $142.8 million. Excluding brokered deposits, total deposits decreased $11.8 million when compared to the prior quarter-end. Decreases from the prior quarter-end were impacted by the cyclical nature of public funds deposits, which decreased $21.2 million during the fourth quarter of 2023.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $2.242 billion as of December 31, 2023, including $381.3 million of assets under management or administration for the Corporation, compared to $2.053 billion as of December 31, 2022, including $346.5 million of assets under management or administration for the Corporation, an increase of $189.4 million, or 9.2%, due primarily to broad improvements in financial markets during the year.

As previously announced on January 8, 2021, the Corporation announced that the Board of Directors approved a stock repurchase program. Under the repurchase program, the Corporation may repurchase up to 250,000 shares of its common stock, or approximately 5% of its then outstanding shares. The repurchase program permits shares to be repurchased in open market or privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. As of December 31, 2023, a total of 49,184 shares of common stock at a total cost of $2.0 million were repurchased by the Corporation under its share repurchase program. No shares were repurchased in the fourth quarter of 2023. The weighted average cost was $40.42 per share repurchased. Remaining buyback authority under the share repurchase program was 200,816 shares at December 31, 2023.

During the fourth quarter of 2023, Chemung Risk Management, Inc., which served as a wholly owned captive insurance company based in the State of Nevada, was dissolved by the Corporation effective December 6, 2023. The dissolution of Chemung Risk Management did not have a significant impact to financial results for the period ended December 31, 2023.

About Chemung Financial Corporation

Chemung Financial Corporation is a $2.7 billion financial services holding company headquartered in Elmira, New York and operates 31 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full service community bank with trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995. The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release. All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements. These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct. The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, inflation, cyber security risks, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, and changes in general business and economic trends.

Information concerning these and other factors, including Risk Factors, can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2022 Annual Report on Form 10-K. These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746. Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in thousands)	2023	2023	2023	2023	2022
ASSETS
Cash and due from financial institutions	$22,247	$52,563	$25,499	$25,109	$29,309
Interest-earning deposits in other financial institutions	14,600	23,017	28,727	9,532	26,560
Total cash and cash equivalents	36,847	75,580	54,226	34,641	55,869

Equity investments	3,046	2,811	2,841	2,949	2,830

Securities available for sale	583,993	569,004	604,313	626,055	632,589
Securities held to maturity	785	1,804	1,804	1,932	2,424
FHLB and FRB stock, at cost	5,498	4,053	6,328	7,913	8,197
Total investment securities	590,276	574,861	612,445	635,900	643,210

Commercial	1,387,321	1,341,017	1,302,333	1,280,804	1,249,206
Mortgage	277,992	281,361	285,084	285,944	285,672
Consumer	307,351	308,310	306,489	306,953	294,570
Loans, net of deferred loan fees	1,972,664	1,930,688	1,893,906	1,873,701	1,829,448
Allowance for credit losses	(22,517)	(20,252)	(20,172)	(20,075)	(19,659)
Loans, net	1,950,147	1,910,436	1,873,734	1,853,626	1,809,789

Loans held for sale	-	-	785	-	-
Premises and equipment, net	14,571	15,036	15,496	15,867	16,113
Operating lease right-of-use assets	5,648	5,850	6,050	6,250	6,449
Goodwill	21,824	21,824	21,824	21,824	21,824
Accrued interest receivable and other assets	88,170	101,436	87,272	83,126	89,469
Total assets	$2,710,529	$2,707,834	$2,674,673	$2,654,183	$2,645,553

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$653,166	$683,348	$671,643	$690,596	$733,329
Interest-bearing demand deposits	291,139	310,885	273,379	287,242	271,645
Money market accounts	623,714	626,256	629,986	631,052	640,840
Savings deposits	249,144	261,822	269,700	271,445	279,029
Time deposits	612,264	591,188	545,486	452,094	402,384
Total deposits	2,429,427	2,473,499	2,390,194	2,332,429	2,327,227

Advances and other debt	34,970	3,120	53,949	93,328	99,137
Operating lease liabilities	5,827	6,028	6,228	6,427	6,620
Accrued interest payable and other liabilities	45,064	55,123	46,876	44,658	46,181
Total liabilities	2,515,288	2,537,770	2,497,247	2,476,842	2,479,165

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	47,773	47,974	47,740	47,387	47,331
Retained earnings	229,930	227,596	221,412	216,593	211,859
Treasury stock, at cost	(16,502)	(16,880)	(17,033)	(17,219)	(17,598)
Accumulated other comprehensive loss	(66,013)	(88,679)	(74,746)	(69,473)	(75,257)
Total shareholders' equity	195,241	170,064	177,426	177,341	166,388
Total liabilities and shareholders' equity	$2,710,529	$2,707,834	$2,674,673	$2,654,183	$2,645,553

Period-end shares outstanding	4,754	4,738	4,732	4,726	4,711

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Percent	Twelve Months Ended December 31,		Percent
(in thousands, except per share data)	2023	2022	Change	2023	2022	Change
Interest and dividend income:
Loans, including fees	$26,115	$20,510	27.3	$97,228	$68,051	42.9
Taxable securities	3,533	3,563	(0.8)	14,283	12,096	18.1
Tax exempt securities	257	263	(2.3)	1,035	1,068	(3.1)
Interest-earning deposits	128	144	(11.1)	528	260	103.1
Total interest and dividend income	30,033	24,480	22.7	113,074	81,475	38.8

Interest expense:
Deposits	11,349	3,333	240.5	35,926	6,655	439.8
Borrowed funds	786	276	184.8	2,691	641	319.8
Total interest expense	12,135	3,609	236.2	38,617	7,296	429.3

Net interest income	17,898	20,871	(14.2)	74,457	74,179	0.4
Provision (credit) for credit losses	2,300	1,080	113.0	3,262	(554)	688.8
Net interest income after provision for credit losses	15,598	19,791	(21.2)	71,195	74,733	(4.7)

Non-interest income:
Wealth management group fee income	2,744	2,492	10.1	10,460	10,280	1.8
Service charges on deposit accounts	1,001	999	0.2	3,919	3,788	3.5
Interchange revenue from debit card transactions	1,138	1,141	(0.3)	4,606	4,603	0.1
Net gains on securities transactions	(39)	—	N/M	(39)	—	N/M
Change in fair value of equity investments	202	99	104.0	103	(349)	129.5
Net gains on sales of loans held for sale	54	1	N/M	144	107	34.6
Net gains (losses) on sales of other real estate owned	23	(8)	(387.5)	37	60	(38.3)
Income from bank owned life insurance	11	12	(8.3)	43	46	(6.5)
Other	737	682	8.1	5,276	2,901	81.9
Total non-interest income	5,871	5,418	8.4	24,549	21,436	14.5

Non-interest expense:
Salaries and wages	6,803	6,225	9.3	26,832	25,054	7.1
Pension and other employee benefits	1,901	1,989	(4.4)	7,368	7,668	(3.9)
Other components of net periodic pension and postretirement benefits	(154)	(424)	63.7	(676)	(1,648)	59.0
Net occupancy	1,395	1,474	(5.4)	5,637	5,539	1.8
Furniture and equipment	496	566	(12.4)	1,728	1,906	(9.3)
Data processing	2,506	2,177	15.1	9,840	8,919	10.3
Professional services	697	544	28.1	2,293	2,171	5.6
Amortization of intangible assets	—	—	—	—	15	(100.0)
Marketing and advertising	203	215	(5.6)	923	941	(1.9)
Other real estate owned expense	(69)	12	N/M	(20)	(5)	(300.0)
FDIC insurance	520	369	40.9	2,128	1,356	56.9
Loan expense	258	674	(61.7)	1,047	1,001	4.6
Other	2,270	1,872	21.3	7,143	6,363	12.3
Total non-interest expense	16,826	15,693	7.2	64,243	59,280	8.4

Income before income tax expense	4,643	9,516	(51.2)	31,501	36,889	(14.6)
Income tax expense	841	2,077	(59.5)	6,501	8,106	(19.8)
Net income	$3,802	$7,439	(48.9)	$25,000	$28,783	(13.1)

Basic and diluted earnings per share	$0.80	$1.58		$5.28	$6.13
Cash dividends declared per share	$0.31	$0.31		$1.24	$1.24
Average basic and diluted shares outstanding	4,743	4,698		4,732	4,693

N/M - Not Meaningful

Chemung Financial Corporation	As of or for the Three Months Ended					As of or for the Twelve Months Ended
Consolidated Financial Highlights (Unaudited)	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2023	2023	2023	2023	2022	2023	2022
RESULTS OF OPERATIONS
Interest income	$30,033	$29,015	$27,796	$26,230	$24,480	$113,074	$81,475
Interest expense	12,135	10,998	9,201	6,283	3,609	38,617	7,296
Net interest income	17,898	18,017	18,595	19,947	20,871	74,457	74,179
Provision (credit) for credit losses (g)	2,300	449	236	277	1,080	3,262	(554)
Net interest income after provision for credit losses	15,598	17,568	18,359	19,670	19,791	71,195	74,733
Non-interest income	5,871	7,808	5,447	5,423	5,418	24,549	21,436
Non-interest expense	16,826	15,668	15,913	15,836	15,693	64,243	59,280
Income before income tax expense	4,643	9,708	7,893	9,257	9,516	31,501	36,889
Income tax expense	841	2,060	1,613	1,987	2,077	6,501	8,106
Net income	$3,802	$7,648	$6,280	$7,270	$7,439	$25,000	$28,783

Basic and diluted earnings per share	$0.80	$1.61	$1.33	$1.54	$1.58	$5.28	$6.13
Average basic and diluted shares outstanding	4,743	4,736	4,729	4,721	4,698	4,732	4,693

PERFORMANCE RATIOS
Return on average assets	0.56%	1.14%	0.95%	1.12%	1.15%	0.94%	1.15%
Return on average equity	8.63%	16.89%	13.97%	16.97%	18.36%	14.11%	15.93%
Return on average tangible equity (a)	9.86%	19.22%	15.89%	19.40%	21.25%	16.09%	18.12%
Efficiency ratio (unadjusted) (f)	70.79%	60.67%	66.19%	62.42%	59.69%	64.89%	62.00%
Efficiency ratio (adjusted) (a) (b)	70.42%	66.55%	65.94%	62.18%	59.44%	66.20%	61.71%
Non-interest expense to average assets	2.48%	2.33%	2.41%	2.44%	2.42%	2.41%	2.36%
Loans to deposits	81.20%	78.05%	79.24%	80.33%	78.61%	81.20%	78.61%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	5.31%	5.21%	5.09%	4.90%	4.57%	5.13%	4.14%
Yield on investments	2.24%	2.22%	2.22%	2.18%	2.09%	2.21%	1.71%
Yield on interest-earning assets	4.50%	4.40%	4.29%	4.12%	3.82%	4.33%	3.35%
Cost of interest-bearing deposits	2.59%	2.44%	2.01%	1.34%	0.82%	2.11%	0.44%
Cost of borrowings	5.52%	5.25%	5.13%	4.91%	4.30%	5.18%	2.76%
Cost of interest-bearing liabilities	2.68%	2.47%	2.11%	1.49%	0.88%	2.20%	0.47%
Interest rate spread	1.82%	1.93%	2.18%	2.63%	2.94%	2.13%	2.88%
Net interest margin, fully taxable equivalent	2.69%	2.73%	2.87%	3.14%	3.26%	2.85%	3.05%

CAPITAL
Total equity to total assets at end of period	7.20%	6.28%	6.63%	6.68%	6.29%	7.20%	6.29%
Tangible equity to tangible assets at end of period (a)	6.45%	5.52%	5.87%	5.91%	5.51%	6.45%	5.51%

Book value per share	$41.07	$35.90	$37.49	$37.53	$35.32	$41.07	$35.32
Tangible book value per share (a)	36.48	31.29	32.88	32.91	30.69	36.48	30.69
Period-end market value per share	49.80	39.61	38.41	41.50	45.87	49.80	45.87
Dividends declared per share	0.31	0.31	0.31	0.31	0.31	1.24	1.24

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,956,022	$1,909,100	$1,880,224	$1,849,310	$1,787,103	$1,898,986	$1,646,576
Interest earning assets	2,654,638	2,627,012	2,609,893	2,592,709	2,550,834	2,621,251	2,444,287
Total assets	2,688,536	2,664,570	2,649,399	2,627,088	2,574,639	2,660,329	2,496,099
Deposits	2,397,663	2,410,931	2,363,847	2,337,476	2,347,719	2,377,736	2,255,326
Total equity	174,868	179,700	180,357	173,786	160,740	177,187	180,684
Tangible equity (a)	153,044	157,876	158,533	151,962	138,916	155,363	158,857

ASSET QUALITY
Net charge-offs (recoveries)	$171	$356	$146	$269	$52	$941	$813
Non-performing loans (d)	10,411	6,826	7,304	7,731	8,178	10,411	8,178
Non-performing assets (e)	10,738	7,055	7,471	7,927	8,373	10,738	8,373
Allowance for credit losses (g)	22,517	20,252	20,172	20,075	19,659	22,517	19,659

Annualized net charge-offs (recoveries) to average loans	0.03%	0.07%	0.03%	0.06%	0.01%	0.05%	0.05%
Non-performing loans to total loans	0.53%	0.35%	0.39%	0.41%	0.45%	0.53%	0.45%
Non-performing assets to total assets	0.40%	0.26%	0.28%	0.30%	0.32%	0.40%	0.32%
Allowance for credit losses to total loans (g)	1.14%	1.05%	1.07%	1.07%	1.07%	1.14%	1.07%
Allowance for credit losses to non-performing loans (g)	216.28%	296.69%	276.17%	259.66%	240.39%	216.28%	240.39%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio (adjusted) is non-interest expense less amortization of intangible assets divided by the total of fully taxable equivalent net interest income plus non-interest income less recognition of the employee retention tax credit (ERTC).
(c) Loans and loans held for sale do not reflect the allowance for credit losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.
(f) Efficiency ratio (unadjusted) is non-interest expense divided by the total of net interest income plus non-interest income.
(g) Corporation adopted CECL January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022			Three Months Ended December 31, 2023 vs. 2022
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,369,198	$19,649	5.69%	$1,224,684	$15,233	4.93%	$4,416	$1,915	$2,501
Mortgage loans	279,361	2,531	3.59%	284,695	2,428	3.38%	103	(46)	149
Consumer loans	307,463	3,991	5.15%	277,724	2,904	4.15%	1,087	334	753
Taxable securities	647,650	3,537	2.17%	706,392	3,567	2.00%	(30)	(314)	284
Tax-exempt securities	40,339	284	2.79%	41,101	316	3.05%	(32)	(6)	(26)
Interest-earning deposits	10,627	128	4.78%	16,238	144	3.52%	(16)	(59)	43
Total interest earning assets	2,654,638	30,120	4.50%	2,550,834	24,592	3.82%	5,528	1,824	3,704

Non-interest earnings assets:
Cash and due from banks	25,142			25,032
Other assets	29,153			17,620
Allowance for credit losses (3)	(20,397)			(18,847)
Total assets	$2,688,536			$2,574,639

Interest-bearing liabilities:
Interest-bearing checking	$285,733	$1,176	1.63%	$290,471	$193	0.26%	$983	$(3)	$986
Savings and money market	900,367	4,383	1.93%	953,115	1,212	0.50%	3,171	(70)	3,241
Time deposits	447,273	4,374	3.88%	297,542	1,354	1.81%	3,020	923	2,097
Brokered deposits	104,043	1,416	5.40%	62,273	573	3.65%	843	491	352
FHLBNY overnight advances	53,390	758	5.63%	22,215	247	4.40%	511	426	85
Long-term capital leases	3,074	28	3.61%	3,350	30	3.58%	(2)	(2)	—
Total interest-bearing liabilities	1,793,880	12,135	2.68%	1,628,966	3,609	0.88%	8,526	1,765	6,761

Non-interest-bearing liabilities:
Demand deposits	660,247			744,318
Other liabilities	59,541			40,615
Total liabilities	2,513,668			2,413,899
Shareholders' equity	174,868			160,740
Total liabilities and shareholders' equity	$2,688,536			$2,574,639

Fully taxable equivalent net interest income		17,985			20,983		$(2,998)	$59	$(3,057)
Net interest rate spread (1)			1.82%			2.94%
Net interest margin, fully taxable equivalent (2)			2.69%			3.26%
Taxable equivalent adjustment		(87)			(112)
Net interest income		$17,898			$20,871

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)
	Twelve Months Ended December 31, 2023			Twelve Months Ended December 31, 2022			Twelve Months Ended December 31, 2023 vs. 2022
(in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Interest earning assets:
Commercial loans	$1,309,692	$72,698	5.55%	$1,143,908	$50,146	4.38%	$22,552	$7,932	$14,620
Mortgage loans	283,093	10,084	3.56%	274,067	9,226	3.37%	858	316	542
Consumer loans	306,201	14,664	4.79%	228,601	8,857	3.87%	5,807	3,415	2,392
Taxable securities	671,345	14,295	2.13%	734,898	12,107	1.65%	2,188	(1,115)	3,303
Tax-exempt securities	40,506	1,171	2.89%	41,915	1,304	3.11%	(133)	(43)	(90)
Interest-earning deposits	10,414	528	5.07%	20,898	260	1.24%	268	(186)	454
Total interest earning assets	2,621,251	113,440	4.33%	2,444,287	81,900	3.35%	31,540	10,319	21,221

Non-interest earnings assets:
Cash and due from banks	25,419			24,497
Other assets	33,871			46,768
Allowance for credit losses (3)	(20,212)			(19,453)
Total assets	$2,660,329			$2,496,099

Interest-bearing liabilities:
Interest-bearing checking	$286,097	$3,136	1.10%	$278,946	$412	0.15%	$2,724	$11	$2,713
Savings and money market	899,996	13,027	1.45%	949,597	2,241	0.24%	10,786	(125)	10,911
Time deposits	375,545	12,414	3.31%	253,433	2,733	1.08%	9,681	1,832	7,849
Brokered deposits	140,845	7,349	5.22%	44,229	1,269	2.87%	6,080	4,422	1,658
FHLBNY overnight advances	48,851	2,577	5.28%	19,759	518	2.62%	2,059	1,219	840
Long-term capital leases	3,177	114	3.59%	3,449	123	3.58%	(9)	(8)	(1)
Total interest-bearing liabilities	1,754,511	38,617	2.20%	1,549,413	7,296	0.47%	31,321	7,351	23,970

Non-interest-bearing liabilities:
Demand deposits	675,253			729,121
Other liabilities	53,378			36,881
Total liabilities	2,483,142			2,315,415
Shareholders' equity	177,187			180,684
Total liabilities and shareholders' equity	$2,660,329			$2,496,099

Fully taxable equivalent net interest income		74,823			74,604		$219	$2,968	$(2,749)
Net interest rate spread (1)			2.13%			2.88%
Net interest margin, fully taxable equivalent (2)			2.85%			3.05%
Taxable equivalent adjustment		(366)			(425)
Net interest income		$74,457			$74,179

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.
(3) The Corporation implemented CECL as of January 1, 2023

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its Consolidated Financial Statements in accordance with GAAP. See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of other companies. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.” Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures. The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP. When these exempted measures are included in public disclosures, supplemental information is not required. The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income and Net Interest Margin

Net interest income is commonly presented on a tax-equivalent basis. That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets. For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time. The Corporation follows these practices.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2023	2023	2023	2023	2022	2023	2022
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
Net interest income (GAAP)	$17,898	$18,017	$18,595	$19,947	$20,871	$74,457	$74,179
Fully taxable equivalent adjustment	87	87	92	98	112	366	425
Fully taxable equivalent net interest income (non-GAAP)	$17,985	$18,104	$18,687	$20,045	$20,983	$74,823	$74,604

Average interest-earning assets (GAAP)	$2,654,638	$2,627,012	$2,609,893	$2,592,709	$2,550,834	$2,621,251	$2,444,287

Net interest margin - fully taxable equivalent (non-GAAP)	2.69%	2.73%	2.87%	3.14%	3.26%	2.85%	3.05%

Efficiency Ratio

The unadjusted efficiency ratio is calculated as non-interest expense divided by total revenue (net interest income and non-interest income). The adjusted efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non- interest income), adjusted for one-time occurrences and amortization. This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2023	2023	2023	2023	2022	2023	2022
EFFICIENCY RATIO
Net interest income (GAAP)	$17,898	$18,017	$18,595	$19,947	$20,871	$74,457	$74,179
Fully taxable equivalent adjustment	87	87	92	98	112	366	425
Fully taxable equivalent net interest income (non-GAAP)	$17,985	$18,104	$18,687	$20,045	$20,983	$74,823	$74,604

Non-interest income (GAAP)	$5,871	$7,808	$5,447	$5,423	$5,418	$24,549	$21,436
Less: net (gains) losses on security transactions	39	—	—	—	—	39	—
Less: recognition of employee retention tax credit	$—	$(2,370)	$—	$—	$—	$(2,370)
Adjusted non-interest income (non-GAAP)	$5,910	$5,438	$5,447	$5,423	$5,418	$22,218	$21,436

Non-interest expense (GAAP)	$16,826	$15,668	$15,913	$15,836	$15,693	$64,243	$59,280
Less: amortization of intangible assets	—	—	—	—	—	—	(15)
Adjusted non-interest expense (non-GAAP)	$16,826	$15,668	$15,913	$15,836	$15,693	$64,243	$59,265

Efficiency ratio (unadjusted)	70.79%	60.67%	66.19%	62.42%	59.69%	64.89%	62.00%
Efficiency ratio (adjusted)	70.42%	66.55%	65.94%	62.18%	59.44%	66.20%	61.71%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets. Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets. Tangible book value per share represents the Corporation’s tangible equity divided by common shares at period-end. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2023	2023	2023	2023	2022	2023	2022
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$195,241	$170,064	$177,426	$177,341	$166,388	$195,241	$166,388
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible equity (non-GAAP)	$173,417	$148,240	$155,602	$155,517	$144,564	$173,417	$144,564

Total assets (GAAP)	$2,710,529	$2,707,834	$2,674,673	$2,654,183	$2,645,553	$2,710,529	$2,645,553
Less: intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)
Tangible assets (non-GAAP)	$2,688,705	$2,686,010	$2,652,849	$2,632,359	$2,623,729	$2,688,705	$2,623,729

Total equity to total assets at end of period (GAAP)	7.20%	6.28%	6.63%	6.68%	6.29%	7.20%	6.29%
Book value per share (GAAP)	$41.07	$35.90	$37.49	$37.53	$35.32	$41.07	$35.32

Tangible equity to tangible assets at
end of period (non-GAAP)	6.45%	5.52%	5.87%	5.91%	5.51%	6.45%	5.51%
Tangible book value per share (non-GAAP)	$36.48	$31.29	$32.88	$32.91	$30.69	$36.48	$30.69

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period. Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity. These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except ratio data)	2023	2023	2023	2023	2022	2023	2022
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$174,868	$179,700	$180,357	$173,786	$160,740	$177,187	$180,684
Less: average intangible assets	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,824)	(21,827)
Average tangible equity (non-GAAP)	$153,044	$157,876	$158,533	$151,962	$138,916	$155,363	$158,857

Return on average equity (GAAP)	8.63%	16.89%	13.97%	16.97%	18.36%	14.11%	15.93%
Return on average tangible equity (non-GAAP)	9.86%	19.22%	15.89%	19.40%	21.25%	16.09%	18.12%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items. The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share and ratio data)	2023	2023	2023	2023	2022	2023	2022
NON-GAAP NET INCOME
Reported net income (GAAP)	$3,802	$7,648	$6,280	$7,270	$7,439	$25,000	$28,783
Net (gains) losses on security transactions (net of tax)	29	—	—	—	—	29	—
Recognition of employee retention tax credit	—	(1,873)	—	—	—	(1,873)
Net income (non-GAAP)	$3,831	$5,775	$6,280	$7,270	$7,439	$23,156	$28,783

Average basic and diluted shares outstanding	4,743	4,736	4,729	4,721	4,698	4,732	4,693

Reported basic and diluted earnings per share (GAAP)	$0.80	$1.61	$1.33	$1.54	$1.58	$5.28	$6.13
Reported return on average assets (GAAP)	0.56%	1.14%	0.95%	1.12%	1.15%	0.94%	1.15%
Reported return on average equity (GAAP)	8.63%	16.89%	13.97%	16.97%	18.36%	14.11%	15.93%

Basic and diluted earnings per share (non-GAAP)	$0.81	$1.21	$1.33	$1.54	$1.58	$4.89	$6.13
Return on average assets (non-GAAP)	0.57%	0.86%	0.95%	1.12%	1.15%	0.87%	1.15%
Return on average equity (non-GAAP)	8.69%	12.75%	13.97%	16.97%	18.36%	13.07%	15.93%

Category: Financial

Source: Chemung Financial Corp

For further information contact:
Dale M. McKim, III, EVP and CFO
dmckim@chemungcanal.com
Phone: 607-737-3714